FOR IMMEDIATE RELEASE                Contacts
                                     Media:              Brandon Lackey
                                                         (713) 624-3483

                                     Investor Relations: Guy Marcus
                                                         (214) 978-2691


              HALLIBURTON PURCHASES MINORITY INTEREST IN PES

HOUSTON, Texas (May 7, 1997) - Halliburton Energy Services and Petroleum Engineering Services (PES) announced today the purchase by Halliburton of a 26% ownership interest in PES. This development is a further strengthening of the alliance between the two organizations announced last September for the development and delivery of intelligent well completion
systems.    Sometimes  called  "smart  wells,"   these   new completions
can help oil and gas companies reduce  operating expenditures   and
enhance  hydrocarbon  recovery   through improved reservoir management.

       Zeke   Zeringue,  president  of  Halliburton   Energy Services,
said, "This investment by Halliburton helps assure alignment with PES in our cooperative effort to continue to bring leading-edge technologies to
the emerging intelligent well  market.   We  believe that smart well
technology will revolutionize well completions in the industry and we're pleased to be strengthening our relationship with PES to provide the preferred solution to our customers."

      "This  relationship also gives us the  opportunity  to integrate
another   component  into  Halliburton's   broad completion  product
offerings," added Zeringue, "further strengthening our capabilities in this important area."

      "This  investment is a major step forward for the  PES group," said
Larry Kinch, chairman of PES.  "It will provide the financial   platform
and   access   to   the   global infrastructure  we  need to expand our
business worldwide." Kinch went on to say that, by integrating technologies and services, Halliburton and PES are positioned to offer "the world's premier solution for surface controlled reservoir monitoring and management of multilateral wells."

       Headquartered   in   Aberdeen,  Scotland,   Petroleum Engineering
Services  is a leading provider  of  specialist well  completions  and
intervention products,  services  and solutions.   Since  its founding in
1986, the company has grown its revenues to over 16 million British pounds and employs more than 230 people.

     Halliburton Energy Services Inc., a Halliburton Company organization (NYSE:HAL), is a leading supplier of products, services and integrated solutions to the energy industry on a global basis.

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